UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

FIRST INDUSTRIAL REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L&B GP LP L&B GP LLC L&B OPPORTUNITY FUND, LLC CAMELOT LLC LAND & BUILDINGS INVESTMENT MANAGEMENT JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Land & Buildings Investment Management, LLC (“L&B Management”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its highly qualified director nominee at the 2026 annual meeting of stockholders (the “Annual Meeting”) of First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”).

Item 1: On March 9, 2026, L&B Management issued the following press release and open letter to stockholders:

Land & Buildings Issues Letter Detailing First Industrial’s Governance Discount

Contends that Board Entrenchment Is Costing Shareholders Approximately $15 Per Share

Believes Land & Buildings Founder and CIO Jonathan Litt Could Help Unlock Trapped Value

Intends to Vote Against Longstanding Directors Mr. Dominski and Mr. Hackett at the 2026 AGM

Stamford, CT (March 9, 2026) – Today, Land & Buildings Investment Management, LLC (together with its affiliates, “Land & Buildings,” “L&B,” “us” or “we”), a shareholder of First Industrial Realty Trust (NYSE: FR) (“First Industrial,” “FR” or the “Company”), issued a letter to shareholders detailing the Company’s governance discount and its latest engagement with the Company.

The full text of the letter is below:

Dear fellow First Industrial Shareholders,

Two weeks ago, we published a detailed letter documenting First Industrial’s persistent and consistent discount to NAV, significant valuation discount to its closest peers and disappointing total shareholder return relative to the Company’s own proxy compensation peers.

The Company subsequently filed a preliminary proxy statement which contained the following highly troubling information:1

•	The Company is seeking to elect the same six directors to the Board of Directors (the “Board”) at this year’s annual meeting despite the ten-year average tenure of the Board with no director added in the past five years.
•	CEO Peter Baccile’s total compensation rose by 25% in 2025 to $8.3 million.
•	The Company mischaracterized our communications in the past few months and has been unwilling to collaboratively engage on governance improvements. The Company’s Chairman, Matthew Dominski, threatened to discontinue all communications with us if we did not immediately withdraw our director nomination.

Last week we met with CEO Mr. Baccile and he asserted that there was no current need for any governance improvements, including board composition, which we found highly troubling. The Company’s obstinance with respect to enhancing its corporate governance is once again forcing us to voice our concerns about the Company publicly with the goal to unlock long-term shareholder value.

1 Company preliminary proxy state on Form PREC14A filed with the Securities and Exchange Commission on February 27, 2026.

The Governance Discount: $15 Per Share of Trapped Value

Green Street’s applied (private market) cap rate for First Industrial and its closest peers Prologis and EastGroup are approximately the same,2 which confirms our view that the private market values these portfolios as comparable. If FR’s implied cap rate compressed from the mid-6% based on market rents to the low 5% range of its closest peers, FR shares could trade approximately $15 higher, or more than 20% upside.3 The gap, representing ~$2 billion of foregone market capitalization, is not a real estate discount. We believe it is a governance discount that can be addressed with board refreshment and improved oversight.

A Board that Lacks Independence and Prudent Oversight

•	Chairman Matthew Dominski (71 years old and member of each of the Compensation, Investment, and Nominating / Corporate Governance Committees), simultaneously was a 15+ year director, including as a long-serving Lead Independent Director, of CBL & Associates, a company that underwent Chapter 11 bankruptcy in 2020. We question whether someone who oversaw a company that ultimately filed for bankruptcy brings the judgment needed to lead FR.
•	H. Patrick Hackett, Jr. (74 years old and Chair of Compensation and Investment Committees) is a long-time Chicago native, where First Industrial is headquartered. We question his ability to provide independent, objective oversight of the Company given his long-term relationship with Mr. Dominski, who is also a Chicago native. Mr. Hackett chairs two committees, both of which Mr. Dominski is also a member of, and has served with Mr. Dominski on the FR board for 16 years.
•	The Compensation Committee, which includes both Mr. Dominski and Mr. Hackett, has continued to award excessive compensation to management despite FR’s persistent discount, which we believe is a direct consequence of a Board that lacks independent oversight.

The insular, entrenchment-oriented culture on the Board that we have encountered remains the single greatest obstacle to closing the valuation gap in our view. It is not the portfolio. It is not the market. It is the governance.

As a result, we intend to vote against the re-election of both Mr. Dominski and Mr. Hackett and for me, Jonathan Litt, to be elected to the Board at the Company’s 2026 annual meeting of shareholders.

Sincerely,

Jonathan Litt

Land & Buildings Investment Management, LLC

2 Green Street cap rates from website.

3 Based on net asset value analysis included in Land & Buildings presentation issued on December 4, 2025 and Green Street cap rates from website.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings intends to file a preliminary proxy statement and accompanying universal proxy card with the SEC to be used to solicit votes for the election of its director nominee at the 2026 annual meeting of shareholders of First Industrial.

LAND & BUILDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP (“L&B Capital”), L&B GP LP (“L&B GP”), L&B GP LLC, L&B Opportunity Fund, LLC (“L&B Opportunity”), Camelot LLC (“Camelot”), Land & Buildings Investment Management, LLC (“L&B Management”) and Jonathan Litt.

As of the date hereof, L&B Capital directly owns 121,543 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”). L&B GP, as the general partner of L&B Capital, may be deemed to beneficially own the 121,543 shares of Common Stock owned by L&B Capital. L&B GP LLC, as the general partner of L&B GP, may be deemed to beneficially own the 121,543 shares of Common Stock owned by L&B Capital. As of the date hereof, L&B Opportunity directly owns 42,501 shares of Common Stock. As of the date hereof, Camelot directly owns 3,129 shares of Common Stock. As of the date hereof, 696,829 shares of Common Stock were held in a certain account managed by L&B Management (the “Managed Account”). L&B Management, as the investment manager of each of L&B Capital, L&B Opportunity and Camelot, and as the investment advisor of the Managed Account, may be deemed to beneficially own the 864,002 shares of Common Stock directly owned by L&B Capital, L&B Opportunity and Camelot and held in the Managed Account. Mr. Litt, as the managing principal of L&B Management, may be deemed to beneficially own the 864,002 shares of Common Stock directly owned by L&B Capital, L&B Opportunity and Camelot and held in the Managed Account.

Media Contact

Longacre Square Partners

landandbuildings@Longacresquare.com

Item 2: Also on March 9, 2026, Jonathan Litt of L&B Management posted the following material to LinkedIn:

Jonathan Litt • 2nd

Founder & CIO at Land & Buildings Investme...

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Given First Industrial's continued refusal to address its governance discount, Land & Buildings is voting against long-tenured directors Dominski and Hackett. Matt Dominski has been on the board for 16 years and simultaneously served as Lead Independent Director of CBL & Associates while it marched into Chapter 11 bankruptcy. That's the judgment leading FR's board, in our view. (NYSE:FR) could unlock $15/share in value, over 20% upside, with a refreshed board and enhanced capital allocation but instead is entrenching itself, ignoring shareholders, and boosting executive pay. L&B has a position in FR.

Press Release: https://lnkd.in/edwyZMmy

SEC Legend: https://lnkd.in/eQFt7UiS

FIRST
INDUSTRIAL
VOTE NO FOR CHAIR DOMINSKI
BOARD ENTRENCHMENT IS COSTING SHAREHOLDERS
$15 PER SHARE
L&B

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings intends to file a preliminary proxy statement and accompanying universal proxy card with the SEC to be used to solicit votes for the election of its director nominee at the 2026 annual meeting of shareholders of First Industrial.

LAND & BUILDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP (“L&B Capital”), L&B GP LP (“L&B GP”), L&B GP LLC, L&B Opportunity Fund, LLC (“L&B Opportunity”), Camelot LLC (“Camelot”), Land & Buildings Investment Management, LLC (“L&B Management”) and Jonathan Litt.

As of the date hereof, L&B Capital directly owns 121,543 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”). L&B GP, as the general partner of L&B Capital, may be deemed to beneficially own the 121,543 shares of Common Stock owned by L&B Capital. L&B GP LLC, as the general partner of L&B GP, may be deemed to beneficially own the 121,543 shares of Common Stock owned by L&B Capital. As of the date hereof, L&B Opportunity directly owns 42,501 shares of Common Stock. As of the date hereof, Camelot directly owns 3,129 shares of Common Stock. As of the date hereof, 696,829 shares of Common Stock were held in a certain account managed by L&B Management (the “Managed Account”). L&B Management, as the investment manager of each of L&B Capital, L&B Opportunity and Camelot, and as the investment advisor of the Managed Account, may be deemed to beneficially own the 864,002 shares of Common Stock directly owned by L&B Capital, L&B Opportunity and Camelot and held in the Managed Account. Mr. Litt, as the managing principal of L&B Management, may be deemed to beneficially own the 864,002 shares of Common Stock directly owned by L&B Capital, L&B Opportunity and Camelot and held in the Managed Account.